Exhibit 99.1

DANA ZELLER, STRATEGIC AND INNOVATIVE OPERATIONS

EXECUTIVE, JOINS CONNECTONE

Englewood Cliffs, NJ: ConnectOne Bancorp (NASDAQ “CNOB”), the holding company for ConnectOne Bank, an industry leading commercial bank, announced today the hiring of Dana Zeller, a leading Financial Services Executive as Chief Strategic Operations Officer.

With over 20 years of experience at both banks and fintechs, Ms. Zeller brings with her an impressive track record in organizational leadership and infrastructure development, as well as a deep understanding of transformational financial services. In her position, Ms. Zeller will play a pivotal role in supporting ConnectOne Bank’s strategic priorities, prudent growth, and people-first mission as she oversees the entire operations division of the bank.

“We are thrilled to welcome Dana Zeller to the ConnectOne team. Her extensive background and passion for innovation aligns with ConnectOne’s commitment to building a people-first modern financial services company,” said Elizabeth Magennis, President of ConnectOne Bank. “With the rapid evolution of the banking landscape, the intersection of strategy and operations has become increasingly critical, and Ms. Zeller brings a wealth of expertise to lead the bank's efforts as we position ConnectOne for the future.”

Ms. Zeller’s appointment comes on the heels of the addition of Ali Mattera as Chief Digital Officer, underscoring the company’s dedication to growth and innovation.

Separately, the Company, announced that Christopher Ewing, Chief Operations Officer, will be leaving the Company effective December 31, 2023, to pursue other personal and professional interests.

Investor Contact:

William S. Burns
Senior Executive VP & CFO
201.816.4474; bburns@cnob.com

Media Contact:

Shannan Weeks, MWW
732.299.7890; sweeks@mww.com